Independent Auditors' Consent

The Board of Directors

Calvert Municipal Fund, Inc.:

We consent to the use of our report dated February 18, 2004, incorporated herein by reference, with respect to the financial statements of the National Municipal Intermediate Portfolio and California Limited-Term Municipal Portfolio (formerly California Municipal Intermediate Portfolio), each a series of Calvert Municipal Fund, Inc., as of December 31, 2003, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Custodians" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 26, 2004